N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items
 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		839,502	 	1.07		721,303		56.58
Class B		107,176		0.85		117,247		56.58
Class C		155,701		0.85		174,396		56.58
Class I		5,688,898	1.14		4,150,550	56.58
Class IS	180,183		1.07		166,318		56.58